                                                                     Exhibit 4.1

                          GENENCOR INTERNATIONAL, INC.

                 STOCK OPTION AND STOCK APPRECIATION RIGHT PLAN


          1. PURPOSE. The GENENCOR INTERNATIONAL, INC. STOCK OPTION AND STOCK APPRECIATION RIGHT PLAN (hereinafter referred to as the "Plan") is designed to retain, attract and motivate the best available personnel and to furnish additional incentive to employees, outside directors, consultants and advisors of Genencor International, Inc. or its subsidiaries, (hereinafter referred to as the "Company"), as defined in Section 424 of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the "Internal Revenue Code") upon whose efforts the successful conduct of the business of the Company largely depends, by encouraging such individuals to acquire a proprietary interest in the Company or to increase the same. This purpose will be effected through the granting of options to purchase the Common Stock, one cent ($.01) par value per share, of the Company (the "Shares") which options will be identified by the Board of Directors of the Company (hereinafter referred to as the "Board") either as incentive stock options within the meaning of Section 422 of the Internal Revenue Code or as nonstatutory stock options. This purpose also will be effected through the granting of stock appreciation rights (hereinafter referred to as "SARs"), as hereinafter defined, by the Board, or by such officer or officers of the Company to whom the Board may delegate the authority to issue SARs.

          2. ELIGIBILITY. The persons eligible to receive options and SARs under this Plan shall be such employees, outside directors, consultants or advisors of the Company as the Board shall select from time to time, provided that: (a) incentive stock options shall be granted only to employees, and (b) no individual who is a member of an investment firm which is a party to a public or private offering of any securities of the Company shall be eligible to receive options or SARs under this Plan. Employees eligible for grants under this Plan include only those persons designated as employees by the Company, and do not include: (a) any person whose relationship to the Company is that of an independent contractor under common law; or (b) any person engaged by the Company as an "independent contractor" even if it shall later be determined by a governmental agency for some other purpose that such person was an "employee." The preceding sentence shall not limit or restrict the ability of the Company to grant options and SARs to outside directors, consultants and advisors when the grant is specifically and expressly made to such persons in that capacity. Persons receiving options or SARs under this Plan are hereinafter referred to as "Participants."

          3. STOCK SUBJECT TO OPTIONS AND SARS. Subject to the provisions of
Section 12 hereof, options may be granted under the Plan to purchase, and SARs may be granted with respect to, in the aggregate, not more than nine million (9,000,000) Shares. In addition, subject to the provisions of Section 12 hereof, options and SARs granted to any Participant shall not cover more than the maximum number of Shares then available for grant. The Shares may, in the discretion of the Board, consist either in whole or in part of authorized but unissued Shares or Shares held in the treasury of the Company, and the Shares may, in the discretion of the Board, become subject to incentive stock options, nonstatutory stock options, or SARs. Any Shares subject to an option or SAR which for any reason expires or is terminated unexercised or without maturing as to such Shares shall continue to be available for the grant of options or SARs under the Plan.

          4. ANNUAL LIMITATION FOR INCENTIVE STOCK OPTIONS. The aggregate fair market value (determined as of the time the option is granted) of the Shares with respect to which incentive stock options are exercisable for the first time by a Participant during any calendar year (under all incentive stock option plans of the Company, any parent and any subsidiaries) shall not exceed one hundred thousand dollars ($100,000); the options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as nonstatutory stock options.

          5. TERMS AND CONDITIONS OF OPTIONS. Each option granted by the Board pursuant to this Plan shall be evidenced by a stock option agreement in such form or forms as the Board may from time to time prescribe (which agreements need not be identical) containing provisions consistent with the Plan, including a waiting period following the grant of the option during which all or any part of the option may not be exercised. Any right of the Company to terminate the Participant's employment or status as an outside director, consultant or advisor at any time, with or without cause, shall in no way be restricted by the existence of this Plan, any option granted hereunder, or any stock option agreement relating thereto. Options shall in all cases further be subject to the following terms and conditions:

                    a. TYPE OF OPTION AND PRICE. Each option grant shall state the number of Shares subject to the option, whether the option is intended to be an incentive stock option or a nonstatutory stock option and the option price. The option price of any incentive stock option shall equal or exceed the fair market value of the Shares with respect to which the incentive stock option is granted at the time of the granting of the option. The option exercise price of any nonstatutory stock option shall equal or exceed eighty-five percent (85%) of the fair market value of the Shares with respect to which the nonstatutory stock option is granted at the time of the granting of the option. However, if an incentive or nonstatutory stock option is granted to any person who is deemed to own stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (hereinafter referred to as a "Ten Percent Stockholder"), the option price shall not be less than one hundred ten percent (110%) of the fair market value of the Shares with respect to which the option is granted at the time of the granting of the option to the Ten Percent Stockholder. For this and other purposes under the Plan, the fair market value of the Shares shall equal: (a) the public trading price, if the Shares are publicly traded, or (b) the value set by the Board in good faith and from time to time, as the Board deems reasonable in its sole discretion (without regard to any restrictions other than a restriction which, by its terms, will never lapse) based upon a reasonable method of valuation adopted (and reasonably adjusted or replaced from time to time, as the Board deems reasonable) in accordance with Section 422(c)(1) of the Internal Revenue Code. The Board will use its good faith efforts to determine the fair market value of the Shares, but neither the Board nor the Company will be responsible for the payment of any tax imposed upon the Participants.

                    b. TERM. The term of each option shall be determined by the Board, but in no event shall an option be exercisable either in whole or in part after the expiration of ten (10) years from the date on which it is granted. Notwithstanding the foregoing, an incentive stock option granted to a Ten Percent Stockholder shall not be exercisable either in whole or in part after the expiration of five (5) years from the date on which it is granted. The Board and a Participant may at any time by mutual agreement terminate any option granted to such Participant under the Plan.

                    c. EXERCISE. Each option shall provide a vesting schedule for its exercise as determined by the Board and as set forth in the option agreement for such option; provided, however, that options granted prior to an initial public offering of the Shares and subject to applicable law, shall provide for vesting of the total number of options at a rate thirty-three and 1/3 percent (33-1/3%) per year over three (3) years from the date the option was granted, subject to reasonable conditions such as continued employment. Notwithstanding the foregoing, the Board may, in its sole discretion, accelerate the exercise period of any option based upon an individual optionee's performance or other factors. Each option, or any installment thereof, shall be exercised, whether in whole or in part, by giving written notice to the Company at its principal office, specifying the number of Shares purchased and the purchase price being paid, and accompanied by the payment of the purchase price. A Participant may pay for the Shares subject to the option with cash, a certified check or a bank cashier's check payable to the order of the Company. Alternatively, with the consent of the Board and in the sole discretion of the Board, the Participant may be permitted to pay for the Shares, in whole or in part, by the delivery of Shares already owned by the Participant, provided such shares have been held by the Participant for at least six (6) months after issue which Shares will be accepted in exchange at their fair market value on the date of exercise. Certificates representing the Shares purchased by the Participant shall be issued as soon as reasonably practicable after the Participant has complied with the provisions hereof.

          6. TERM AND CONDITIONS OF SARS. Each SAR granted by the Board pursuant to this Plan shall be evidenced by a SAR agreement in such form or forms as the Board may from time to time prescribe (which agreements need not be identical) containing provisions consistent with the Plan. Any right of the Company to terminate the Participant's employment or status as an outside director, consultant or advisor at any time, with or without cause, shall in no way be restricted by the existence of this Plan, any SARs granted hereunder, or the SAR agreement related thereto. SARs shall further be subject to the following terms and conditions:

                    a. TERM OF SARS. Participants shall be awarded SARs for such vesting periods greater than six (6) months as the Board may determine. At the discretion of the Board, SARs may automatically mature on such dates as the Board shall determine in advance and set forth in the SAR Agreement, or the Participant may be given the right to exercise the SAR within a period set by the Board. The maturity date or exercise period may begin no sooner than six (6) months from the date of grant and end no later than ten (10) years from the date of grant.

                    b. VALUE OF SARS. The value of a SAR shall be the excess of the Maturity Value of the Shares covered thereby over the Base Value of the Shares covered thereby. The method of determining the Base Value and Maturity Value shall be set forth in the SAR Agreement. If the Maturity Value is less than the Base Value, the value of the SAR shall be zero.

                    c. MATURITY OR EXERCISE. Upon maturity or exercise, the Participant shall become entitled to receive, in cash or Shares or any combination thereof as set forth in the SAR Agreement in the sole discretion of the Board, the value of the SAR. If Shares are distributed in payment of a SAR, the value of such distributed Shares shall be determined as of the maturity or exercise date, even though the Shares may be distributed at a later date.

          7. TANDEM GRANTS. At the sole discretion of the Board, options and SARs may be granted separately or in tandem. If designated as granted in tandem by the Board, then the option and SAR shall be alternative, such that to the extent the option is exercised, the corresponding SAR shall be extinguished, and to the extent the SAR is exercised, the corresponding option shall be extinguished.

          8. ASSIGNMENT OF OPTIONS AND SARS. During the lifetime of the Participant, incentive stock options granted hereunder shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant, whether voluntarily or by operation of law or otherwise, and no other person shall acquire any rights therein. Only after an initial public offering of the Shares, nonstatutory stock options and SARs may be transferable by a Participant to or for the benefit of a family member, if permitted in the option or SAR agreement.

          9. DEATH OF PARTICIPANT. In the event that a Participant shall die while he/she is an employee, OUTSIDE DIRECTOR, consultant or advisor of the Company and prior to the complete exercise of options or maturity of SARs granted to him or her under the Plan, any such remaining options or SARs shall be fully vested and may be exercised in whole or in part within one (1) year after the date of the Participant's death and then only: (i) by the beneficiary designated under the Participant's Beneficiary Designation Form as submitted to the Company prior to the Participant's death (unless it is determined that such designation would disqualify an option from treatment as an incentive stock option), or in the absence of same, by the Participant's estate or by or on behalf of such person or persons to whom the Participant's rights pass under his will or the laws of descent and distribution, (ii) to the extent that the Participant would have been entitled to exercise the option or SAR at the date of his death had it been fully vested, and subject to all of the conditions on exercise imposed by the Plan and the option or SAR agreement, and (iii) prior to the expiration of the term of the option or SAR. In the case of SARs with fixed maturity dates, if the Participant dies while he or she is an employee, outside director, consultant or advisor of the Company such portion of the value of the SAR as shall be set forth in the SAR Agreement shall be paid on terms set forth in the SAR Agreement to the Participant's beneficiary designated under the Participant's Beneficiary Designation Form as submitted to the Company prior to the Participant's death, or in the absence of same, to the estate or to such person or persons to whom the Participant's rights pass under his will or the laws of descent and distribution.

          10. DISABILITY OF PARTICIPANT. In the event that a Participant's employment or status as a consultant, outside director or advisor with the Company terminates due to the Participant's permanent disability and prior to the complete exercise or maturity of options or SARs granted to him or her under the Plan, any such remaining options or SARs shall be fully vested and may be exercised in whole or in part up to nine (9) months but not less than six (6) months after the Participant's termination of employment or status as a consultant, outside director or advisor, as the case may be. For purposes of this Section 10, disability shall be determined under and governed by the terms of the Company's Long-Term Disability Plan in effect on the date of disability.

     11.  TERMINATION OF EMPLOYMENT.

                    a. An incentive stock option shall be exercisable, during the lifetime of the Participant, only while he is an employee of the Company and has been an employee continuously since the grant of the incentive stock option or, subject to the option agreement, within three (3) months after termination of his or her employment. In its sole discretion, the Board may provide in the option agreement such further limitations on the survival of incentive stock options, and such limitations on the survival of nonstatutory options and SARs as it may determine; provided, however that all options shall be exercisable for a minimum of sixty (60) days after termination of a Participant's employment except in the case of termination for cause in which case the exercise period shall lapse at termination.

                    For purposes of the Plan and related documents, an Employee's employment shall be treated as having been terminated for "cause" if it is terminated by the Company as a result of the Employee's (i) commission of a felony; (ii) breach of a material fiduciary duty owed by the Employee to Genencor International, Inc. or any of its subsidiaries; (iii) material and repeated neglect of duties; (iv) intentional unauthorized disclosure to any person of confidential information or trade secrets of a material nature relating to the Company's business; or (v) having engaged in any conduct which the Company's written rules, regulations or policies relating to employment specify as constituting grounds for discharge.

                    b. Unless otherwise provided by the Board in the option or SAR agreement, any option or SAR shall be exercisable on termination of employment, outside director, consultant, or advisor status only to the extent that the Participant would have been entitled to the exercise of the option or maturity of the SAR at the time of the termination of such relationship; and further, no option or SAR shall be exercisable or mature after the expiration of the term thereof. The Board in its absolute discretion pursuant to rules set forth in the agreement or otherwise, may accelerate the vesting and exercisability of an option in order to allow its exercise by a terminating Participant.

                    c. For purposes of this Section 11, an employment, outside director, consultant or advisory relationship will be treated as continuing during the period when a Participant is on military duty, sick leave or other bona fide leave of absence if the period of such leave does not exceed ninety
(90) days, or, with respect to an employee, if longer, so long as a statute or contract guarantees the Participant's right to re-employment with the Company. When the period of leave exceeds ninety (90) days and the individual's right to re-employment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the ninety-first (91st) day of such leave.

          12. ANTI-DILUTION PROVISIONS. The aggregate number and kind of Shares available for options and SARs under the Plan, the number and kind of Shares subject to any outstanding option, the option price of each outstanding option, the number of SARs of a Participant, and the Maturity Value and Base Value of each SAR, shall be proportionately adjusted by the Board for any increase, decrease or change in the total outstanding Shares of the Company resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, split-up, or similar transaction (but not by reason of the issuance, sale or purchase of Shares by the Company in consideration for money, services or property).

          13. WITHHOLDING OF TAX. There shall be deducted from each distribution of cash under the Plan the amount of any tax required by any governmental authority to be withheld and paid over by the Company to that governmental authority for the account of the person entitled to the distribution. Notwithstanding any other provision of this Plan, the Company shall not be required to make, and Participants shall have no rights to, any distributions of Shares or cash under this Plan and shall have no rights to exercise options granted under this Plan until such obligations to withhold taxes have been resolved to the satisfaction of the Company. In the event a distribution would otherwise contain insufficient cash to cover such obligations to withhold taxes, the Company may refrain from making any distribution or issuing any Shares to the Participant under this Plan until the Participant has made arrangements satisfactory to the Board for the payment of such obligations to withhold tax. Nothing in this Section shall prevent the Company from withholding such tax from any other compensation due to the Participant from the Company.

          14. RIGHTS AS A STOCKHOLDER. The Participant shall have no rights as a stockholder with respect to the Shares purchased by him or her pursuant to the exercise of an option or due him under a SAR until the date of the issuance to him or her of a certificate of stock representing such Shares. No adjustment shall be made for dividends or for distributions of any other kind with respect to Shares for which the record date is prior to the date of the issuance to the Participant of a certificate for the Shares.

          15. NOTICE OF EXERCISE. A condition of the exercise of an option or the maturity of a SAR under the Plan shall be that the Participant, as well as any transferee of an option granted to the Participant, shall sign the Notice of Exercise document as presented to him by the Board, thereby agreeing to be bound by its provisions. No Shares shall be issued unless SUCH document has been signed and returned by the Participant and by any transferee of an option upon exercise. The Board may, in its discretion, release Participants from this requirement in the event that Shares become publicly traded.

          16. ADOPTION, APPROVAL, AND TERM OF PLAN. The Plan shall take effect on final adoption of the Plan by both the Board and the stockholders of record of the Company. The Plan shall remain in effect until all Shares subject to issuance hereunder have been purchased pursuant to options granted under the Plan and all SARs authorized herein have been granted and have matured or been exercised, provided that all options and SARs under the Plan must be granted within ten (10) years from the later of the date that the Plan is adopted by the Board or the date that it is approved by the stockholders of the Company.

          17. AMENDMENT AND TERMINATION OF PLAN. The Board, without further approval of the stockholders of the Company, may at any time suspend or terminate the Plan or may amend it from time to time in any manner; provided, however, that no amendment shall be effective without prior approval of the stockholders of the Company which would (i) except as provided in Section 12 hereof, increase the maximum number of Shares which may be issued with respect to options and SARs under the Plan, (ii) change the eligibility requirements for individuals entitled to receive options or SARs under the Plan, (iii) extend the period for granting options or SARs, or (iv) materially increase benefits accruing to Participants hereunder. Provided, further, that no amendment or termination of the Plan shall eliminate accrued rights of a Participant in vested options or SARs.

     18.  EFFECT OF ACQUISITION, REORGANIZATION, OR LIQUIDATION.

          a. Notwithstanding any provision to the contrary in this Plan or in any agreement evidencing options or SARs granted hereunder, all options and SARs with exercise periods then currently outstanding shall become immediately exercisable in full and remain exercisable until their expiration in accordance with their respective terms upon the occurrence of either of the following events:

               (i) the first purchase of the Shares pursuant to a tender or exchange offer which is intended to effect the acquisition of more than forty percent (40%) of the voting power of the Company (other than a tender or exchange offer made by the Company); or

               (ii) approval by the Company's stockholders of (A) a merger or consolidation of the Company with or into another corporation (other than a merger or consolidation in which the Company is the surviving corporation and which does not result in any reclassification or reorganization of the Shares),
(B) a sale or disposition of all or substantially all of the Company's assets, or (C) a plan of complete liquidation or dissolution of the Company.

          b. With respect to SARs with fixed maturity dates, the maturity date of all such SARs shall be the earlier of their normal maturity dates or:

               (i) the date of the first purchase of any Shares pursuant to a tender or exchange offer which is intended to effect the acquisition of more than forty percent (40%) of the voting power of the Company (other than a tender or exchange offer made by the Company),

               (ii) the effective date of any merger or consolidation of the Company with or into another corporation (other than a merger or consolidation in which the Company is the surviving corporation and which does not result in any reclassification or reorganization of the Shares),

               (iii) the date of transfer of all or substantially all of the Company's assets pursuant to a sale or other disposition, or

               (iv) the date of the first distribution from the Company to stockholders pursuant to a plan of complete liquidation or dissolution of the Company.

          c. Any provision hereof to the contrary notwithstanding, in the event the Company is a party to an agreement to sell all or substantially all of its assets, a merger or other reorganization, all outstanding options and SARs shall be subject to the agreement of sale, merger, or other reorganization which may provide, without limitation, for the assumption of outstanding options or SARs by the surviving corporation or its parent, for their continuation by the Company (if it is a surviving corporation), for accelerated termination (subject to the accelerated vesting described herein), or for settlement in cash.

          d. Subsections 18(a), 18(b) and 18(c) shall not apply to any transaction otherwise described in Subsections 18(a) or 18(b) between the stockholders of the Company on the date of the adoption of the Plan (the "Stockholders") or between the Company and either or both of its Stockholders.

     19. ADMINISTRATION. The Plan shall be administered by the Board as it may be constituted from time to time. After the initial public offering of the Shares, the Plan shall be administered by the Board or at least two (2) members of the Board selected by the Board, in compliance with the requirements of
Section 162(m) of the Internal Revenue Code, and the requirements of Rule 16b-3 of the Securities Exchange Act of 1934. Decisions of the Board concerning the interpretation and construction of any provisions of the Plan or of any option or SAR granted pursuant to the Plan shall be final. The Company shall effect the grant of options and SARs under the Plan in accordance with the decisions of the Board, which may, from time to time, adopt rules and regulations for carrying out the Plan. For purposes of the Plan, an option or a SAR shall be deemed to be granted when the written agreement for the same is signed on behalf of the Company by its duly authorized officer or representative. Subject to the express provisions of the Plan, the Board shall have the authority, in its discretion and without limitation: to determine the individuals to receive options and SARs, whether an option is intended to be an incentive stock option or a nonstatutory stock option, the times when such individuals shall receive such options or SARs, the number of Shares to be subject to each option or SAR, the term of each option or SAR, the date when each option or SAR shall become exercisable, or when each SAR will mature, whether an option or SAR shall be exercisable or mature in whole or in part in installments, the form in which payment of a SAR will be made (i.e., cash, Shares, or any combination thereof), the number of Shares to be subject to each installment, the date each installment shall become exercisable or mature, the term of each installment and the option price of each option, to accelerate the date of exercise of any option or SAR or installment thereof, and to make all other determinations necessary or advisable for administering the Plan.

     20. RESERVATION OF SHARES. Except as provided herein below, the Company shall be under no obligation to reserve Shares to fill options or SARs. The grant of options to individuals hereunder shall not be construed to constitute the establishment of a trust of such Shares and no particular Shares shall be identified as optioned and reserved for individuals hereunder. The Company shall be deemed to have complied with the terms of the Plan if, at the time of issuance and delivery pursuant to the exercise of an option, it has a sufficient number of Shares authorized and unissued or in its treasury which may then be appropriated and issued for purposes of the Plan, irrespective of the date when such Shares were authorized. The SARs shall be used solely as a device for the measurement and determination of the amount to be paid to Participants as provided in the Plan. The SARs shall not constitute or be treated as property or as a trust fund of any kind. All amounts at any time attributable to the SARs shall be and remain the sole property of the Company and all Participants' rights hereunder are limited to the rights to receive cash or Shares of the Company as provided in this Plan and any SAR agreement entered into hereunder.

     21. INFORMATION OBLIGATION. Prior to the initial public offering of the Shares, to the extent required by applicable law, the Company shall deliver financial statements to Participants at least annually. This Section 21 shall not apply to key employees whose duties in connection with the Company assure them access to equivalent information.

     22. APPLICATION OF PROCEEDS. The proceeds of the sale of Shares by the Company under the Plan will constitute general funds of the Company and may be used by the Company for any purpose.

     23. GENDER. As used in this Plan, masculine pronouns shall be deemed to include the feminine, and vice versa.

     24. GOVERNING LAW. This Plan, its validity, interpretation, and administration, shall be governed in accordance with the laws of the State of Delaware, except to the extent that such laws may be preempted by Federal law.